UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2016

FactSet Research Systems Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-11869	13-3362547
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

601 Merritt 7

Norwalk, Connecticut 06851

(Address of principal executive offices)

(203) 810-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 1, 2016, FactSet Research Systems Inc. (“FactSet” or the “Company”) entered into an accelerated share repurchase agreement (the “ASR Agreement”) with Bank of America, N.A. (“BofA”), to repurchase an aggregate of $120 million of FactSet’s common stock. The ASR Agreement was entered into pursuant to FactSet’s previously announced $165 million share repurchase program approved by the Company’s Board of Directors on May 19, 2016.

Under the terms of the ASR Agreement, FactSet will make a $120 million prepayment to BofA on July 5, 2016 and expects to receive an initial delivery of approximately 0.6 million shares of FactSet’s common stock on that same day. This is approximately 80% of the total number of shares of FactSet’s common stock expected to be repurchased under the ASR Agreement based on the closing price of the Company's common stock on July 1, 2016. The final number of shares to be repurchased will be based on the volume-weighted average stock price of the Company’s common stock during the term of the transaction, less a discount and subject to potential adjustments pursuant to the terms of the ASR Agreement. At settlement, under certain circumstances, BofA may be required to deliver additional shares of common stock to FactSet, or under certain circumstances, FactSet may be required to deliver shares of common stock or to make a cash payment, at its election, to BofA. The final settlement of the transaction under the ASR Agreement is scheduled to occur in the first quarter of fiscal 2017, but it may be terminated earlier under certain circumstances.

The ASR Agreement contains customary terms for this type of transaction, including, but not limited to, the mechanisms to determine the number of shares or the amount of cash that will be delivered at settlement, the required timing of delivery of the shares, the specific circumstances under which adjustments may be made to the transaction, the specific circumstances under which the transaction may be terminated prior to its scheduled settlement date and various acknowledgements, representations and warranties made by the Company and BofA, as applicable, to one another.

From time to time, BofA, and/or its respective affiliates, has directly and indirectly engaged, and may engage in the future, in investment and/or commercial banking transactions with the Company for which it has received, or may receive, customary compensation, fees and expense reimbursement.

The foregoing description of the ASR Agreement does not purport to be complete and is qualified in its entirety by reference to the ASR Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference. The ASR Agreement is also discussed in the press release attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

The Company believes that its expectations and assumptions above are reasonable, but there can be no assurance that the expectations reflected, including the aggregate number and dollar amount of shares to be repurchased under, and the timing of completion of, the ASR Agreement, will be achieved.

Item 2.01 Completion of Acquisition or Disposition of Assets

As previously announced, on May 21, 2016, FactSet and FactSet UK Limited, a wholly owned subsidiary of FactSet, entered into a definitive stock purchase agreement (the “Purchase Agreement”) with AI NewCo., a merger subsidiary of Asset International Inc. (“AI”), a portfolio company of Genstar Capital, pursuant to which the Company agreed to sell its market research business, consisting of Market Metrics LLC and Matrix-Data Limited, to AI and associated assets (the “Transaction”). On July 1, 2016, the Company completed the Transaction and received $165 million in cash less certain adjustments set forth in the Purchase Agreement, including, among others, a customary working capital adjustment. Upon the achievement of certain growth targets over the next two years by the market research business that has been sold, FactSet would be entitled to an additional earn-out of $10 million.

Item 8.01 Other Events

On July 5, 2016, the Company issued a press release announcing the closing of the Transaction and the ASR Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(b)	Pro forma financial information.

The financial statements that may be required in connection with the Transaction are not included in this Current Report on Form 8-K. The Company will file the required financial statements within four calendar days after the date this Current Report on Form 8-K was required to be filed with the Securities and Exchange Commission.

(d)	Exhibits.

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of May 21, 2016, by and among FactSet Research Systems Inc., FactSet UK Limited, AI NewCo., and Asset International Inc.*

10.1	Confirmation, dated July 1, 2016, between FactSet Research Systems Inc. and Bank of America, N.A.

99.1	Press Release dated July 5, 2016

* Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FACTSET RESEARCH SYSTEMS INC. (Registrant)

Date: July 5, 2016	By:	/s/ Maurizio Nicolelli
Maurizio Nicolelli
Senior Vice President, Chief Financial Officer
(Principal Financial Officer)

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of May 21, 2016, by and among FactSet Research Systems Inc., FactSet UK Limited, AI NewCo., and Asset International Inc.*

10.1	Confirmation, dated July 1, 2016, between FactSet Research Systems Inc. and Bank of America, N.A.

99.1	Press Release dated July 5, 2016

* Previously filed.